AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

         This Amendment dated as of May 1, 2004, is to the Investment Management Agreement made as of the 17th day of May, 1995 and amended and restated as of the 25th day of May, 1995 and the 21st day of December, 1995 (the "Agreement") by and between Templeton Global Advisors Limited, a U.S. registered investment adviser and a Bahamian corporation (the "Manager") and Templeton Global Investment Trust, on behalf of Templeton International (Ex EM) Fund (the "Fund").

                                   WITNESSETH:

         WHEREAS, both the Manager and Templeton Global Investment Trust wish to amend Paragraph 4 of the Agreement; and

          WHEREAS, the Board of Trustees of Templeton Global Investment Trust, including a majority of the Independent Trustees of Templeton Global Investment Trust present in person, approved the following amendment at a meeting called for such purpose on April 20, 2004.

         NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

        The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund's daily net assets, as listed below, payable at the end of each calendar month:

          0.75%, up to and including $1 billion
          0.73% over $1 billion, up to and including $5 billion 0.71% over $5 billion, up to and including $10 billion 0.69% over $10 billion, up to and including $15 billion 0.67% over $15 billion, up to and including $20 billion 0.65% over $20 billion

         IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                                    TEMPLETON GLOBAL ADVISORS LIMITED



                                    By: /s/GREGORY E. MCGOWAN
                                       ---------------------------------
                                       Gregory E. McGowan
                                       Executive Vice President and Secretary


                                    TEMPLETON GLOBAL INVESTMENT TRUST


                                    By:/s/MURRAY L. SIMPSON
                                       ---------------------------------
                                       Murray L. Simpson
                                       Vice President and Assistant Secretary